Exhibit 99.1

Contact: Eric Mendelsohn, Chief Executive Officer
Phone: (615) 890-9100

NHI Announces Appointment of Chief Financial Officer
John L. Spaid Promoted to CFO and Principal Financial Officer

MUFREESBORO, TN (November 12, 2019) National Health Investors, Inc. (NYSE: NHI) announced today that its Board of Directors has appointed John L. Spaid, its current Executive VP of Finance, as Chief Financial Officer, effective November 8, 2019. In his new role, Mr. Spaid will be responsible for finance, strategic planning, investor relations, treasury, tax and accounting.

Mr. Spaid, 59, joined NHI in March 2016 with over 30 years of experience in private equity, real estate, finance and senior housing. From November 2015 until joining NHI, Mr. Spaid provided consulting services to NHI including acquisition underwriting analyses and Board presentations. Previously, Mr. Spaid was with Emeritus Senior Living as their Senior Vice President of Financial Planning and Analysis where he led corporate and operational financial analysis and support teams. His responsibilities included forecasting, investor presentation, annual budget, debt and lease obligation underwriting, M&A processes, financial modeling, due diligence, Board presentations and employee development from 2012 to 2014. Prior to Emeritus, Mr. Spaid was an independent financial consultant, who provided mergers & acquisition, work-out, and private equity consulting services from 2010 to 2011. He also served as the CFO of a regional assisted living and memory care provider in Redmond, Washington from 2008 to 2009. Mr. Spaid has a Bachelor of Business Administration degree with Honors from the University of Texas and an MBA degree with High Distinction from the University of Michigan.

About NHI
Incorporated in 1991, National Health Investors, Inc. (NYSE: NHI) is a real estate investment trust specializing in sale-leaseback, joint-venture, mortgage and mezzanine financing of need-driven and discretionary senior housing and medical investments. NHI’s portfolio consists of independent, assisted and memory care communities, entrance-fee retirement communities, skilled nursing facilities, medical office buildings and specialty hospitals. For more information, visit www.nhireit.com.